Exhibit 10.1

                               RESEARCH AGREEMENT



                                     BETWEEN

                           PROFILE TECHNOLOGIES, INC.

                                       AND

                           PHILLIPS PETROLEUM COMPANY


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                               RESEARCH AGREEMENT


This Research Agreement, effective January 6, 2003, ("Effective Date"), is between Profile Technologies, Inc., a Delaware Corporation ("PTI"), and Phillips Petroleum Company, a Delaware corporation ("PHILLIPS"). In consideration of the mutual covenants set forth in this Agreement, PTI and PHILLIPS agree as follows:

                             ARTICLE 1 - DEFINITIONS

1.1 "Agreement" means this Research Agreement, as may be amended from time to time according to Article 20, and any Schedules to this Agreement.

1.2 "Claim(s)" means any legal or equitable causes of action (including but not limited to negligence; strict liability; other tort; express or implied warranty, indemnity or contract; contribution; or subrogation) related to or arising out of the performance or nonperformance of this Agreement.

1.3 "Confidentiality Agreement" means the Confidentiality and Non-Disclosure Agreement dated as of March 5, 2001, by and between Phillips and PTI.

1.4    "Effective Date" means the date stated above.

1.5 "Force Majeure Event" means any event beyond the reasonable control of the party affected which significantly interferes with the party's performance hereunder. Force Majeure Events include any accident, mechanical breakdown of facilities, fire, flood, strike, labor trouble, riot, revolt, war, drought, action of governmental authority and laws, rules, ordinances and regulations (including, but not limited to, those dealing with pollution, health, ecology, or environmental matters), acts of God, a credible claim by a third-party that activity pursuant to this Agreement violates intellectual property rights of the third-party, or other similar types of contingencies.

1.6    "Month(s)" means a calendar month commencing on the first day of a month.

1.7 "PHILLIPS Background Technology" means technical information in PHILLIPS' possession, or which was conceived by an employee, agent or representative of PHILLIPS, before the effective date and is related to the Technical Area.

1.8 "Proprietary Information" shall have the meaning set forth in the Confidentiality Agreement.

1.9 "PTI Background Technology" means technical information in PTI's possession, or which was conceived by an employee, agent or representative of PTI before the effective date and is related to the Technical Area.

1.10 "Representative" means a parties' representative who shall be such parties' main contact for the research and development under this Agreement. Phillips' Representative shall be Randall Heald, (168 PL, Phillips Research Center, Bartlesville, Oklahoma 74004, Telephone:
       918/661-3156) or such other representative as it may designate from time to time. PTI's Representative shall be Scott Meaker, 2450 H. Street Road, Baine, WA 98230, Phone:360/366-3289,Facsimile:360/366-3294, or such other representative as it may designate from time to time.

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1.11   "Research Technology" means technical information which is generated during the parties' efforts under this Agreement.

1.12 "Technical Area" means electromagnetic methods and devices useful in detecting, evaluating and interpreting pipe, vessel, structure and equipment corrosion.

                               ARTICLE 2 - PURPOSE

2.1 The Parties agree to use reasonable efforts to improve the data interpretation methods currently being used to evaluate pipe corrosion data and/or develop new data interpretation methods. The goal of this project is to evaluate the use of pattern recognition tools available in chemometric software for improved analysis of PTI's corrosion data. Two key objectives are a) to use pattern recognition to improve the quantification of damage by this technique and b) improve the ability to distinguish corrosion from non-corrosion anomalies in the data sets. Both parties acknowledge that, as a result of this collaborative effort, additional research opportunities may arise that could improve PTI's proprietary EMW (Electro Magnetic Wave) testing services. The parties agree to make reasonable efforts to pursue said opportunities, as resources allow, if the anticipated results offer significant improvement in the services currently offered by PTI to Phillips.

2.2    PTI's primary responsibilities are:

       1. Provide raw data sets for the project (in a format that can be imported into pattern recognition software (e.g., ASCII format)).

       2. Provide a complete description of the testing and data processing procedures used to obtain the raw data sets.

       3. Provide specifications and corrosion information on the pipes tested to produce the raw data sets.

       4. Assist in evaluation of performance of new interpretation tools developed in this project.

2.3    PHILLIPS' primary responsibilities are:

       1. Provide pattern recognition tools (software).

       2. Provide functional understanding of pattern recognition tools.


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       3. Apply pattern recognition algorithms to raw data and attempt to identify location of corrosion from this approach.

       4. Assist in evaluation of performance of new interpretation tools developed in this project.

                                ARTICLE 3 - TERM

This Agreement shall terminate one year from the Effective Date unless extended by the parties or terminated early in accordance with the terms of Article 9 below. The parties agree to attempt to meet the preliminary schedule attached hereto as Exhibit A. The parties may alter the preliminary schedule by mutual agreement of the Representative and will mutually agree to a forward plan for additional research and development, if any, at the end of the preliminary schedule.

                        ARTICLE 4 - INFORMATION EXCHANGE

The parties recognize that detailed and continuing exchanges of information may be necessary in order to optimize the administration of this Agreement and to perform the research provided hereunder. To that end, each party shall notify the other of the individual representative or representatives responsible for exchanging information and for resolving issues which arise affecting the research. The designated representatives of PHILLIPS and PTI shall conduct planning meetings as mutually agreed in order to address issues which shall arise under this Agreement. The meetings need not take any particular form and may include in person meetings (as mutually agreed upon), video conferences or any combination thereof. The parties also agree to write a memorandum outlining such targets, and other points of mutual agreement prior to concluding each of said periodic meetings.

                                ARTICLE 5 - COSTS

5.1 Each party will be responsible for its own cost incurred in the performance under this Agreement without reimbursement from the other party. The Representatives of the parties will mutually agree in advance on the division of any cost determined to be joint cost.

                             ARTICLE 6 - WARRANTIES

6.1 Neither party makes any representations, extends any warranties of any kind (including freedom from alleged infringement of third party patents or trade secrets), either express or implied, and assumes no responsibility whatsoever with respect to the practice by the other party, its assignees or licensees of any Background Technology or Research Technology and each party agrees to indemnify and to hold the other party harmless from and assume all risk, liability, or lawsuits arising out of, or in the course of practice by such indemnifying party, its assignees or licensees of the Background Technology or Research Technology.

6.2 Each party hereto shall indemnify and hold harmless the other party and its officers, employees, agents, consultants, and subcontractors from and against any and all claims, demands, actions, liabilities, judgements, costs and expenses of whatever kind including, without limitations, attorney's fees and costs of defense, on account of damage to property of the indemnifying party or damage to personal property of or injury to our death of any officer, employee, agent, consultant or subcontractor of the indemnifying party arising out of, or related in any way to, this Agreement except to the extent that such damage, injury or death was caused by the sole negligence or wrongful act of the party indemnified or of its officers, employees, agents, consultants or subcontractors.

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                        ARTICLE 7 - INTELLECTUAL PROPERTY

7.1    PTI Proprietary Information and PTI Background Technology are owned by
       PTI.

7.2 PHILLIPS Proprietary Information and PHILLIPS Background Technology are owned by PHILLIPS.

7.3 PTI shall have first option to obtain any patent covering Research Technology. If PTI so elects, then all expenses related to obtaining and maintaining such patents shall be born solely by PTI and PTI will be sole owner of any such patents. PTI will notify PHILLIPS of its decision to obtain patent protection for any Research Technology within thirty (30) days from making its decision. Notwithstanding the foregoing, if PHILLIPS desires for patent protection to be obtained on an invention included in the Research Technology, it will notify PTI of such and PTI shall have sixty (60) days to evaluate whether it will file any patent applications relating to such invention and to notify PHILLIPS of its decision. For any patent applications filed by PTI under this Paragraph 7.3, PTI and PHILLIPS will consult on countries in which to file counterpart applications. If PHILLIPS desires to file such counterpart applications in countries other than those PTI desires to file counterpart applications, PHILLIPS will have the right to file and maintain such counterpart applications in PTI's name. In exchange for the first option to obtain and maintain patent(s), if any, covering Research Technology, PTI agrees to provide testing services to PHILLIPS at the lowest service price provided to any of PTI's customers This price protection excludes pipe testing demonstrations provided by PTI to potential customers or organizations free of charge or at cost.

7.4 If PTI elects not to attempt to obtain any patent coverage for an invention included in the Research Technology, then PHILLIPS shall have the option to obtain such patent. If PHILLIPS so elects, then all expenses shall be born solely by PHILLIPS and PHILLIPS will be sole owner of any such patents. PHILLIPS hereby grants to PTI a non-exclusive, perpetual, royalty-free license, with the right to grant sublicenses, under any such patents to make, use and sell any inventions covered by such patents.

7.5 Each party agrees to assist the other party in obtaining and protecting patents covering Research Technology including having its employees sign patent applications and assignment papers and otherwise cooperate in actions necessary for the prosecution and defense of patents resulting therefrom in all countries designated by such other party.

7.6 All non-patented Research Technology shall be owned by PTI and licensed to Phillips pursuant to Section 7.9.

7.7 PHILLIPS grants to PTI a non-exclusive, non-transferable, perpetual, royalty-free license to use PHILLIPS Background Technology for the purpose of performing PTI's obligations under this Agreement and as necessary for PTI to use the Research Technology.

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7.8    PTI grants to PHILLIPS a non-exclusive, perpetual, royalty-free license to use PTI Background Technology for the purpose of performing PHILLIPS' obligations under this Agreement and as necessary for PHILLIPS to use the Research Technology in accordance with the licenses set forth in Paragraph 7.9.

7.9 (a) PTI grants to PHILLIPS and its subsidiaries a non-exclusive, perpetual, royalty-free license to make, use and sell any inventions covered by the patented Research Technology and/or the non-patented Research Technology within the Technology Area for the limited purpose of interpreting PHILLIPS' or its affiliates data sets whether provided by PTI or by a PTI affiliate or licensee.

       (b) PTI grants to PHILLIPS a non-exclusive, perpetual, royalty-free license with the right to grant sublicenses to make, use and sell any inventions covered by the patented Research Technology and/or the non-patented Research Technology outside the Technology Area. This license shall survive termination of this Research Agreement.

7.10 The licenses granted under this Article 7 shall not be assigned or transferred by a party without the prior written consent of the other party, except that such licenses may be assigned or transferred by a party to its successor of its entire business to which this Agreement relates, or to a new business entity resulting from a merger, or to a person, firm or corporation acquiring all or substantially all of the business and assets of a party to which this Agreement relates.

                            ARTICLE 8 - FORCE MAJEURE

8.1 If the performance of the party impacted by a Force Majeure Event under this Agreement is delayed, such delay shall be without liability to such delayed party, for the duration of a Force Majeure Event.

8.2 The party whose performance is affected by a Force Majeure Event shall give prompt notice to the other party stating the details and expected duration of the vent. Once notice is given of a Force Majeure Event, the parties shall keep each other apprised of the situation until the Force Majeure Event terminates or this Agreement is terminated, whichever occurs first. Each party has full management discretion in dealing with its own labor issues, and in determining how and when to perform obligations (other than payment for work already performed) under this Agreement when the other party is involved in a strike, work stoppage or slowdown conditions.

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                          ARTICLE 9 - EARLY TERMINATION

Either party is entitled (without prejudice to its other rights and remedies under this Agreement) to terminate this Agreement upon (a) written notice at any time upon thirty (30) days notice to the other party (b) written notice by the party not affected by a Force Majeure Event to the party affected by the Force Majeure Event if a Force Majeure Event lasts for more than thirty (30) days.

                             ARTICLE 10 - ASSIGNMENT

This Agreement is not transferable or assignable by either party, except that it may be assigned by a party to a successor of its entire business to which this Agreement relates or to a new business entity resulting from a merger, or to a person, firm, or corporation acquiring all or substantially all of the relevant business and assets of a party to which this Agreement relates.

                               ARTICLE 11 - NOTICE

Any notice to be given under this Agreement shall be in writing and shall be deemed given when received and may be sent by mail, express courier or facsimile to:

       If to PHILLIPS:                              If the PTI:

       Phillips Petroleum Company                   Profile Technologies, Inc.
       132 PL, Phillips Research Center             2 Park Avenue, Suite 201
       Bartlesville, Oklahoma 74004                 Manhasset, NY 11030
       Attn: Mr. Randall Heald                      Attn: Mr. Henry Gemino
         918/662-2888     (FAX)                     516/365-6491 (FAX)

       With a copy to:                              With a copy to:

       Phillips Petroleum Company                   Profile Technologies, Inc.
       214 PLB, Phillips Research Center            2450 H, Street Road
       Bartlesville, Oklahoma 74004                 Blaine, WA  98230
       Attn: Ryan N. Cross                          Attn: Mr. Scott Meaker
       918/661-8739(FAX)                            360/366-3294 (FAX)

Either party may change its location or facsimile number to receive notices upon ten (10) days prior written notice.

                   ARTICLE 12 - CONFIDENTIALITY OF INFORMATION

12.1 The parties agree that the terms of the Confidentiality Agreement are hereby incorporated into this Agreement by reference. Notwithstanding any provision therein or herein to the contrary, the parties' confidentiality obligations shall survive the termination of this Agreement and the stated term of the Confidentiality Agreement and shall remain in full force and effect as long as either party hereto uses or retains access to (including, without limitation, by virtue of one or more licenses granted hereunder) the Proprietary Information of the other party or any Research Technology.

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12.2   Each party may disclose the other party's Proprietary Information to subcontractors as long as such subcontractors agree in writing to be bound by obligations of confidence no less stringent than those contained herein. . Further, Phillips will not use PTI's Proprietary Information or any Research Technology to compete directly with PTI in its use of electromagnetic waves to detect and assess corrosion in or on pipelines, vessels and other structures and equipment and will likewise obligate all agents, assignees, sub-contractors and licencees to observe this prohibition; provided, however, that nothing herein shall be construed as preventing Phillips from applying its Proprietary Information and Research Technology to other inspection technologies that do not use electromagnetic waves..

                  ARTICLE 13 - EXPORT CONTROL OF TECHNICAL DATA

The parties acknowledge their obligations to adhere to the United States export laws and regulations, such as Export Administration Regulations, International Traffic in Arms Regulations and regulations promulgated by the Office of Foreign Assets Control and the parties agree to adhere to such laws and regulations. No law of conflicts or choice of law shall supersede this provision.

                       ARTICLE 14 - INDEPENDENT CONTRACTOR

It is the parties intent that they be independent contractors, with all the attendant rights and liabilities, and not an agent or employee of the other party. Any provision in this Agreement, or any action by a party, which may appear to give such party the right to direct or control the other party in performing under this Agreement means such other party shall use reasonable efforts to follow the desires of the first party in results only.

                            ARTICLE 15 - SEVERABILITY

If any provision of this Agreement or the application thereof to any person or circumstance shall, for any reason, and to the extent, be held to be invalid or unenforceable under applicable law, such provision shall be deemed limited or modified to the extent necessary to make the same valid and enforceable under applicable law. Any invalid or unenforceable provision shall be replaced with such new provision which shall allow the parties to achieve the intended economic result in a legally valid and effective manner.

                       ARTICLE 16 - NON-WAIVER OF DEFAULTS

Any failure by either party at any time to enforce or require strict keeping and performance of any of the terms and conditions of this Agreement shall not constitute a waiver of such terms and conditions and shall not affect or impair such terms or conditions in any way, or the right of either party at any time to avail itself of such remedies as it may have for any breach or breaches of such terms and conditions.

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                ARTICLE 17 - GOVERNING LAW AND DISPUTE RESOLUTION

17.1 The interpretation, validity and performance of this Agreement shall be governed by Delaware law, without regard to Delaware's conflict-of-law provisions, both as to interpretation and performance.

17.2 PTI and PHILLIPS shall attempt to resolve amicably any disputes that arise concerning the interpretation or operation of this Agreement according to the following principals.

       (a) A representative of each party shall meet in an attempt to resolve any dispute.

       (b) If the dispute is not resolved, then the commercial development manager of PTI responsible for the PHILLIPS relationship shall meet with the commercial manager for PHILLIPS responsible for the PTI relationship under this Agreement in an attempt to resolve any dispute. The persons nominated shall have 30 days to resolve the dispute.

       (c) If the dispute is not resolved, then the PTI business director shall meet with the PHILLIPS business director responsible in an attempt to resolve any dispute. The person nominated shall have 30 days to resolve the dispute.

17.3 Any dispute between PTI and PHILLIPS concerning the scope or interpretation of this Agreement that is not resolved pursuant to section 17.2, including any dispute regarding the applicability of enforceability of this section 17.3, shall be submitted to binding arbitration according to the rules of Commercial Arbitration of the American Arbitration Association in effect on the date that a dispute is submitted to arbitration (the `Rules') except as the Rules are modified by this Agreement. Arbitration shall be in English before a panel of three arbitrators: one arbitrator will be selected by each party; the third arbitrator shall be selected by the arbitrators selected by the parties.

17.4 Not less than 60 days prior to the arbitration hearing, PTI and PHILLIPS shall submit to the other party the documents and a list of witnesses it intends to use in the arbitration. The arbitrators shall issue a written opinion stating the findings of fact and the conclusions of law upon which the decision is based. The decision of the arbitrators shall be final and binding, absent manifest error in the findings of fact or the conclusions of law. The decision of the arbitrators may be enforced in any court or competent jurisdiction. The arbitrators shall be instructed that the arbitration award shall not include punitive, special or consequential damages. Each party shall bear equally the administrative costs of the arbitration. Each party shall bear its own costs for preparation and presentation of the dispute to the arbitrators.

                              ARTICLE 18 - HEADINGS

The headings used in this Agreement are for the convenience of the reader and are not intended to have any substantive meaning.

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                          ARTICLE 19 - ENTIRE AGREEMENT

This Agreement constitutes the full understanding of the parties, and is a final, complete and exclusive statement of the terms and conditions of their agreement regarding the subject of this Agreement. All representations, offers, and undertakings, of the parties made prior to the effective date of this Agreement are merged in this Agreement. All amendments or modifications to this Agreement must be in writing, identified as an Amendment to this Agreement and signed by an authorized representative of each party.

                             ARTICLE 20 - GRATUITIES

PTI will not itself, nor will PTI encourage or facilitate others, to pay any commissions, fees, or grant any rebates to; favor with gifts or entertainment of significant cost or value to; nor enter into any business arrangement with; persons known to be employees, officers, or agents of PHILLIPS without the prior written consent of PHILLIPS.

                              ARTICLE 21 - RECORDS

Both parties agree to keep true and correct records pertaining to this contract and all transactions related thereto and to maintain such records for a period of at least two (2) years after termination of this contract. On written request by either party and at such party's expense, each party may have a firm of independent certified public accountants audit any and all such records of the other party at any time or from time to time for the purpose of confirming the accuracy of such records and the manner in which such records have been used in the administration of this contract; provided however, that such accountants shall not disclose to the party requesting the audit any information obtained during such audit and shall only report to such party the results of the audit and whether same shows compliance with the terms of this contract, or as the case may be, the respects in detail in which the terms of this contract have not been complied with. The right to audit such records shall expire two (2) years after termination of this contract.

                              ARTICLE 22 - SURVIVAL

The rights, obligations, and terms set forth in Articles 7, 12, and 13 shall survive the termination or expiration of this Agreement.

The parties have caused this Agreement to be executed by their duly authorized representatives. This Agreement shall be void if it is not executed by all parties within thirty (30) days of the date on which the first party executes this Agreement.

PHILLIPS PETROLEUM COMPANY                   PROFILE TECHNOLOGIES, INC.


By /S/ Jan R. Knud                           By Henry E. Gemino
-----------------------------                -----------------------------------
Title: Vice President, Upstream Technology   Title: Chief Executive Officer
Date: December 3, 2002                       Date: January 6, 2003

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                                    EXHIBIT A
                                    ---------


Preliminary Schedule

1. Phillips and PTI schedule an extended session for detailed discussion and planning of project. Within two (2) weeks of the Agreement Date.

2. PTI provides initial data set for screening existing pattern recognition tools.

3. Phillips processes initial data set with existing tools. Within four (4) weeks of step 2.

4. PTI and Phillips meet to review first set of results and develop a forward plan. Within 3 weeks of step 3.

5.   Agreement on forward plan after completion of Paragraph 4.